Exhibit 99.1

August 13, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS REPORTS SECOND QUARTER 2013 RESULTS

Dollar sales and volume increase across all channels drive a 31.8% increase in sales and a 71.4% increase in earnings per share, excluding acquisition costs

THOMASVILLE, GA — Flowers Foods, Inc. (NYSE: FLO), the second-largest producer and marketer of fresh packaged bakery foods in the United States, today reported results for its 12-week second quarter ended July 13, 2013. Sales increased 31.8% to $898.2 million. Diluted EPS, excluding acquisition-related costs, was $0.24, up 71.4% from last year’s second quarter. Including the acquisition-related costs of $0.02 per diluted share, diluted EPS was $0.22.

During the quarter, the company's board of directors declared a three-for-two split of the company's stock, effective June 19, 2013. All share information included in this release and the accompanying financial schedules reflect the stock split.

Other highlights include:

•	Volume increased 21.8%, acquisitions contributed 10.9%, and net price/mix was unfavorable 0.9%, driven by a change in product mix;

•	Gross margin was 47.5%, compared to 46.3% for the second quarter of fiscal 2012;

•	EBITDA margin, excluding the acquisition-related costs, was 11.8% for the quarter;

•	Operating margin (EBIT), excluding the acquisition-related costs, was 9.0%;

•	Generated $88.8 million in cash flow from operations;

•

Completed roll out of the Sara Lee and Earthgrains brands for sliced breads, buns, and rolls in the state of California as a result of the February 2013 acquisition of rights to these brands in California from BBU, Inc.;

•

Completed the acquisition of 20 bakeries; the Wonder, Merita, Home Pride, Butternut, and Nature's Pride brands; and 36 depots from Hostess Brands for $355.0 million. This occurred subsequent to the end of the second quarter on July 19, 2013;

•

Offered 2013 guidance for sales of $3.793 billion to $3.824 billion, an increase of 24.5% to 25.5% and earnings per share of $0.92 to $0.98, excluding acquisitions-related costs, an increase of 34.2% to 43.0%.

Commenting on second quarter results, President and CEO Allen Shiver said, “Our team’s extraordinary efforts to serve customers’ needs resulted in another record quarter for Flowers Foods. Similar to the results reported last quarter, sales were up across all channels and earnings were strong. Margins improved due to higher volume and capacity utilization. It is gratifying that our long-term investments in our bakeries, distribution systems, and our team positioned us to take advantage of growth opportunities available in the marketplace. Our confidence in the current year and long-term outlook is reflected in our guidance.

“The integration of our recent acquisitions—Lepage Bakeries in New England and Sara Lee in California—remains on pace. Both of these businesses have significant growth potential as Nature’s Own, Tastykake, and other Flowers brands gain more acceptance in these markets.

“We are pleased with the July 2013 acquisition of certain bread assets from Hostess Brands. Our plans to re-introduce these well-known brands across our direct-store-delivery (DSD) markets later this year are taking shape. We expect to continue our methodical market expansion into new regions of the country, using the new brands along with legacy Flowers brands, such as Nature’s Own,” Shiver said.

Second Quarter 2013 Results

For the 12-week second quarter of 2013, sales increased 31.8% to $898.2 million compared to $681.6 million in last year’s second quarter. This increase was attributable to increased volumes of 21.8% and contributions from the Lepage Bakeries and Sara Lee/California acquisitions of 10.9%, partially offset by unfavorable net price/mix of 0.9%. Dollar sales and volume increased across all channels. Increases in the soft variety, white bread, buns and rolls, and single-serve cake categories primarily drove volume increases in the branded retail channel. Volume increases in the store brand channel were driven by increases in the buns and rolls, white bread, and variety bread categories. The non-retail channel volume increases were primarily in the foodservice, restaurant, and vending categories. The unfavorable net price/mix was driven primarily by a mix shift in the cake business to more single-serve snack cakes.

Net income for the quarter, adjusted for acquisition-related costs, was $50.1 million, or $0.24 per diluted share compared to $29.8 million (excluding acquisition-related costs), or $0.14 per diluted share in the second quarter of fiscal 2012. During the second quarter this year, the company incurred acquisition-related costs of $3.7 million, net of tax, or $0.02 per diluted share. Including these items, net income was $46.5 million, or $0.22 per diluted share. During the second quarter of last year, the company incurred acquisition-related costs of $1.4 million, net of tax. Including these items, net income was $28.4 million, or $0.14 per diluted share.

Gross margin as a percentage of sales for the quarter was 47.5%, up 120 basis points from 46.3% in the second quarter of 2012. This increase was due primarily to higher sales volumes and decreased ingredient and workforce-related costs as a percent of sales, partially offset by increased outside purchases as a percent of sales.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.3%, up 20 basis points from 36.1% of sales in the second quarter of fiscal 2012. Acquisition-related costs negatively impacted selling, distribution, and administrative costs by $5.7 million, or 60 basis points as a percent of sales in the second quarter of this year, and $2.3 million, or 30 basis points as a percent of sales in the second quarter last year.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s second quarter. Net interest expense decreased slightly in this year’s second quarter compared to last year’s second quarter primarily because of increased interest income. The effective tax rate for the quarter was 35.6% compared to 36.2% in last year’s second quarter, due in part to legislative extensions of certain tax benefits. The full-year tax rate is expected to be approximately 35.5% to 36.0%, excluding the effect of the bargain purchase accounting gain recorded in the first quarter this year.

Income from operations, defined as earnings before interest and taxes (EBIT) adjusted for the acquisition-related costs, was $80.5 million, or 9.0% of sales, compared to $49.7 million (adjusted for acquisition-related costs), or 7.3% of sales, in last year’s second quarter. Including the costs, EBIT was $74.9 million, or 8.3% of sales in the second quarter this year, as compared to $47.4 million, or 7.0% of sales in the second quarter last year.

Adjusted for the acquisition-related costs, earnings before interest, taxes, depreciation, and amortization (EBITDA) for the second quarter was $106.3 million, or 11.8% of sales, compared to $71.9 million (adjusted for acquisition-related costs), or 10.6% of sales in last year’s second quarter. Including the costs, EBITDA was $100.6 million, or 11.2% of sales in the second quarter this year, compared to $69.7 million, or 10.2% of sales in the second quarter last year.

Segment Results

DSD (82% of sales): During the quarter, the company’s DSD sales increased 31.2%, reflecting volume gains of 15.5%, contributions from the acquisitions of 13.2%, and positive net price/mix of 2.5%. Dollar sales and volume increased across all channels. Increases in the soft variety, white bread, buns and rolls, and cake categories primarily drove volume increases in the branded retail channel. Increases in the store brand channel were driven primarily by increases in the white bread and buns and rolls categories. The non-retail channel volume increases were primarily in the quick serve and other restaurant categories. The positive net price/mix was primarily driven by the branded retail channel.

Income from operations for the DSD segment was $76.4 million, or 10.3% of sales for the second quarter compared to $51.6 million, or 9.1% of sales in last year’s second quarter. Increased sales volumes and acquisitions were the primary drivers of the increase.

Warehouse (18% of sales): Sales through warehouse delivery increased 34.6%, reflecting volume increases of 43.0%, partially offset by negative net pricing/mix of 8.4%. Dollar sales and volume increased across all channels. Branded cake (primarily single-serve items) and store brand cake, foodservice, and vending were the primary drivers of the volume increases. The unfavorable net price/mix was driven primarily by a mix shift in the cake business to more single-serve snack cakes.

Income from operations for the warehouse segment was $15.2 million, or 9.6% of sales for the second quarter compared to $6.3 million, or 5.4% of sales in last year’s second quarter. This increase was due primarily to increased sales volumes.

Cash Flow

During the second quarter, cash flow from operating activities was $88.8 million. The company invested $23.8 million in capital improvements and paid dividends of $23.4 million to shareholders. The company did not acquire any shares of its common stock during the quarter. Giving effect for the three-for-two stock split, the company has acquired 58.3 million shares of its common stock under its 67.5 million share repurchase plan.

Other Matters of Importance

In April of this year, the company entered into a senior unsecured delayed-draw term loan facility with a commitment of up to $300.0 million, which was fully drawn following the end of the second quarter to finance the Hostess transaction and to pay certain acquisition-related costs and expenses. Following the second quarter of 2013, the company also entered into a two-year, $150.0 million receivables loan, security, and servicing agreement, partial proceeds from which were drawn to finance the Hostess transaction.

Outlook for 2013

R. Steve Kinsey, executive vice president and chief financial officer, said the company expects 2013 sales of $3.793 billion to $3.824 billion, an increase of 24.5% to 25.5% over 2012. The Lepage and Sara Lee/California acquisitions are expected to contribute approximately 7.0% of the sales increase. Including the impact of financing and carrying costs of the acquired assets, earnings per share are now forecast to be $0.92 to $0.98, excluding acquisition-related costs, an increase of 34.2% to 43.0% over the 2012 adjusted earnings per share of $0.69. Capital expenditures for 2013 are expected to be $90.0 million to $100.0 million.

Dividend

The board of directors will consider the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its second quarter 2013 earnings conference call over the Internet at 8:30 a.m. (Eastern) on August 13, 2013. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2012 sales of $3.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature's Own and Tastykake. Learn more at www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin excludes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income per diluted common share, adjusted EBIT, and adjusted EBIT margin may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin to GAAP gross margin excluding depreciation and amortization, a reconciliation of EBIT to adjusted EBIT, and a reconciliation of adjusted net income per diluted common share.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	07/13/13	07/14/12	07/13/13	07/14/12
Sales	$898,153	$681,561	$2,028,963	$1,579,767
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	471,614	365,658	1,056,912	844,636
Selling, distribution and administrative expenses	325,946	246,231	737,385	576,503
Depreciation and amortization	25,743	22,255	59,932	51,994
Gain on acquisition	0	0	(51,320)	0

Income from operations (EBIT)	74,850	47,417	226,054	106,634
Interest expense, net	(2,700)	(2,935)	(7,255)	(2,959)

Income before income taxes (EBT)	72,150	44,482	218,799	103,675
Income tax expense	25,690	16,102	59,064	37,352

Net income	$46,460	$28,380	$159,735	$66,323

Net income per diluted common share	$0.22	$0.14	$0.76	$0.32

Diluted weighted average shares outstanding	211,892	206,574	211,444	206,150

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	07/13/13	07/14/12	07/13/13	07/14/12
Sales:
Direct-Store-Delivery	$740,470	$564,409	$1,662,874	$1,301,707
Warehouse Delivery	157,683	117,152	366,089	278,060

	$898,153	$681,561	$2,028,963	$1,579,767

EBITDA:
Direct-Store-Delivery (1)	$98,171	$69,717	$279,354	$157,359
Warehouse Delivery	19,040	10,467	43,015	25,987
Unallocated Corporate	(16,618)	(10,512)	(36,383)	(24,718)

	$100,593	$69,672	$285,986	$158,628

Depreciation and Amortization:
Direct-Store-Delivery	$21,729	$18,148	$50,424	$41,968
Warehouse Delivery	3,882	4,147	9,197	10,073
Unallocated Corporate	132	(40)	311	(47)

	$25,743	$22,255	$59,932	$51,994

EBIT:
Direct-Store-Delivery (1)	$76,442	$51,569	$228,930	$115,391
Warehouse Delivery	15,158	6,320	33,818	15,914
Unallocated Corporate	(16,750)	(10,472)	(36,694)	(24,671)

	$74,850	$47,417	$226,054	$106,634

(1)	The 28 week period ended July 13, 2013 includes a bargain purchase gain on acquisition of $51.3 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

07/13/13
Assets
Cash and Cash Equivalents	$12,057
Other Current Assets	476,163
Property, Plant & Equipment, net	718,716
Distributor Notes Receivable (includes $16,992 current portion)	134,171
Other Assets	69,860
Cost in Excess of Net Tangible Assets, net	744,499

Total Assets	$2,155,466

Liabilities and Stockholders’ Equity
Current Liabilities	$305,178
Bank Debt (includes $16,875 current portion)	155,575
Senior Notes due 2022	399,163
Other Debt and Capital Leases (includes $3,402 current portion)	27,365
Other Liabilities	282,123
Stockholders’ Equity	986,062

Total Liabilities and Stockholders’ Equity	$2,155,466

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 28 Week Period Ended
	07/13/13	07/13/13
Cash flows from operating activities:
Net income	$46,460	$159,735
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	40,264	27,453
Pension contributions and changes in assets and liabilities	2,049	(11,586)

Net cash provided by operating activities	88,773	175,602

Cash flows from investing activities:
Purchase of property, plant and equipment	(23,777)	(46,335)
Acquisitions net of cash acquired	(179)	(50,129)
Other	1,429	(18,383)

Net cash disbursed for investing activities	(22,527)	(114,847)

Cash flows from financing activities:
Dividends paid	(23,416)	(45,919)
Exercise of stock options, including windfall tax benefit	12,894	15,277
Stock repurchases	0	(3,790)
Proceeds from debt borrowings	429,100	1,024,300
Debt and capital lease obligation payments	(485,045)	(1,048,115)
Other	(1,968)	(3,726)

Net cash disbursed for financing activities	(68,435)	(61,973)

Net decrease in cash and cash equivalents	(2,189)	(1,218)
Cash and cash equivalents at beginning of period	14,246	13,275

Cash and cash equivalents at end of period	$12,057	$12,057

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012
Net income per diluted common share	$0.22	$0.14	$0.76	$0.32
Gain on acquisition	—	—	(0.25)	—
Acquisition costs	0.02	—	0.03	0.01

Adjusted net income per diluted common share	$0.24	$0.14	$0.54	$0.33

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012
Sales	$898,153	$681,561	$2,028,963	$1,579,767
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	471,614	365,658	1,056,912	844,636

Gross Margin excluding depreciation and amortization	426,539	315,903	972,051	735,131
Less depreciation and amortization for production activities	17,452	15,360	40,933	36,131

Gross Margin	$409,087	$300,543	$931,118	$699,000

Depreciation and amortization for production activities	$17,452	$15,360	$40,933	$36,131
Depreciation and amortization for selling, distribution and administrative activities	8,291	6,895	18,999	15,863

Total depreciation and amortization	$25,743	$22,255	$59,932	$51,994

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012
Net income	$46,460	$28,380	$159,735	$66,323
Income tax expense	25,690	16,102	59,064	37,352
Interest expense, net	2,700	2,935	7,255	2,959
Depreciation and amortization	25,743	22,255	59,932	51,994

EBITDA	100,593	69,672	285,986	158,628
Gain on acquisition	—	—	(51,320)	—
Acquisition costs	5,698	2,256	10,262	3,389

Adjusted EBITDA	$106,291	$71,928	$244,928	$162,017

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012
Adjusted EBITDA	$106,291	$71,928	$244,928	$162,017
Adjustments to reconcile net income to net cash provided by operating activities	14,521	8,300	18,841	28,353
Pension contributions and changes in assets and liabilities	2,049	7,754	(11,586)	(19,868)
Income taxes	(25,690)	(16,102)	(59,064)	(37,352)
Interest expense, net	(2,700)	(2,935)	(7,255)	(2,959)
Acquisition costs	(5,698)	(2,256)	(10,262)	(3,389)

Cash Flow From Operations	$88,773	$66,689	$175,602	$126,802

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012
EBIT	$74,850	$47,417	$226,054	$106,634
Gain on acquisition	—	—	(51,320)	—
Acquisition costs	5,698	2,256	10,262	3,389

Adjusted EBIT	$80,548	$49,673	$184,996	$110,023

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 13, 2013	July 14, 2012	July 13, 2013	July 14, 2012
Net income	$46,460	$28,380	$159,735	$66,323
Gain on acquisition	—	—	(51,320)	—
Acquisition costs	3,666	1,439	6,610	2,168

Adjusted net income	$50,126	$29,819	$115,025	$68,491

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 07/13/13	Volume	Net Price/Mix	Acquisitions	Total Sales Change
Direct-Store-Delivery	15.5%	2.5%	13.2%	31.2%
Warehouse Delivery	43.0%	-8.4%	0.0%	34.6%
Total Flowers Foods	21.8%	-0.9%	10.9%	31.8%

For the 28 Week Period Ended 07/13/13	Volume	Net Price/Mix	Acquisitions	Total Sales Change
Direct-Store-Delivery	15.2%	1.5%	11.0%	27.7%
Warehouse Delivery	37.1%	-5.4%	0.0%	31.7%
Total Flowers Foods	20.4%	-1.0%	9.0%	28.4%